Exhibit D

[Cover Page]

[Document Filed]	Extraordinary Report

[Filed With]	Director-General of the Kanto Local Finance Bureau

[Filing Date]	January 27, 2026

[Company Name]	Kabushiki Kaisha Headwaters

[English Name]	Headwaters Co., Ltd.

[Title and Name of Representative]	Yosuke Shinoda, Representative Director

[Location of Head Office]	6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

[Telephone Number]	+81-3-6258-0525

[Name of Administrative Contact Person]	Kazutaka Harashima, Executive Officer, Administrative Management Department Manager

[Closest Contact Location]	6-5-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

[Telephone Number]	+81-3-6258-0525

[Name of Administrative Contact Person]	Kazutaka Harashima, Executive Officer, Administrative Management Department Manager

[Place Where Document is Made Available for Public Inspection]	Tokyo Stock Exchange, Inc.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

I	Reason for Filing

Headwaters Co., Ltd. (“Headwaters”) resolved, at its board of directors meeting held, to integrate its management with BBD Initiative Inc. (“BBD Initiative”) based on the spirit of equality between the two companies, with an effective date designated on May 1, 2026 (scheduled) (the “Business Integration”), and entered into a merger agreement (the “Merger Agreement”) pertaining to an absorption-type merger in which Headwaters will be the surviving company and BBD Initiative will be the disappearing company (the “Merger”). As changes to specified subsidiary companies of Headwaters are expected to arise as a result of the Merger, Headwaters hereby files this Extraordinary Report pursuant to Article 24-5, Paragraph (4) of the Financial Instruments and Exchange Act and Article 19, Paragraph (2), Item (vii)-3 of the Cabinet Office Order on Disclosure of Corporate Affairs.

II	Contents of Report

1.	Company Names, Addresses, Names of Representatives, Amounts of Stated Capital or Contributions, and Business Contents of the Specified Subsidiary Companies Subject to Change

(i)	BlueTec Inc.

Company Name	BlueTec Inc.
Address	3-18-19 Toranomon, Minato-ku, Tokyo
Name of Representative	Koki Iioka, Representative Director
Stated Capital	100,000,000 yen
Business Contents	DX Business

(ii)	ArchitectCore Inc.

Company Name	ArchitectCore Inc.
Address	3-18-19 Toranomon, Minato-ku, Tokyo
Name of Representative	Tetsuo Nakagawa, Representative Director
Stated Capital	10,000,000 yen
Business Contents	BPO Business

(iii)	BoostMarketing Inc.

Company Name	BoostMarketing Inc.
Address	2-5-1 Atago, Minato-ku, Tokyo
Name of Representative	Norihiro Fujita, Representative Director
Stated Capital	59,000,000 yen
Business Contents	DX Business

2.

Numbers of Voting Rights in the Specified Subsidiary Companies Held by Headwaters, and Ratios of Voting Rights in the Specified Subsidiary Companies Held by Headwaters to Those Held by All Shareholders, etc. of the Specified Subsidiary Companies, Before and After Change

(i)	BlueTec Inc.

	Number of Voting Rights in the Specified Subsidiary Company Held by Headwaters	Ratio of Voting Rights in the Specified Subsidiary Company Held by Headwaters to Those Held by All Shareholders, etc. of the Specified Subsidiary Company
Before the Change	—	—
After the Change	5,241,221	100%

(ii)	ArchitectCore Inc.

	Number of Voting Rights in the Specified Subsidiary Company Held by Headwaters	Ratio of Voting Rights in the Specified Subsidiary Company Held by Headwaters to Those Held by All Shareholders, etc. of the Specified Subsidiary Company
Before the Change	—	—
After the Change	60	100%

(iii)	BoostMarketing Inc.

	Number of Voting Rights in the Specified Subsidiary Company Held by Headwaters	Ratio of Voting Rights in the Specified Subsidiary Company Held by Headwaters to Those Held by All Shareholders, etc. of the Specified Subsidiary Company
Before the Change	—	—
After the Change	10,900	100%

3.	Reason for and Date of Change

(1)	Reason for Change

Headwaters resolved, at its board of directors meeting held, to implement the Merger. If the Merger takes effect (i) the amounts of the net assets of BlueTec Inc. and ArchitectCore Inc. will be equivalent to 30% or more of the amount of the net assets of Headwaters, and (ii) the amount of the stated capital of BoostMarketing Inc. will be equivalent to 10% or more of the amount of the stated capital of Headwaters, both as of the last day of the most recent business year of Headwaters, whereby each of such companies will fall under the category of a specified subsidiary company.

(2)	Date of Change: May 1, 2026 (scheduled)

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